AMERITECH KEY MANAGEMENT
                       LIFE INSURANCE PLAN

   (As Amended and Restated Effective as of February 1, 1998)
                    AMERITECH KEY MANAGEMENT
                       LIFE INSURANCE PLAN

   (As Amended and Restated Effective as of February 1, 1998)

                        TABLE OF CONTENTS

SECTION                                                 PAGE

1    General                                               1
          History, Purpose and Effective Date              1
          Governing Documents                              1
          Plan Administration                              1
          Non-Alienation                                   1
          Source of Benefits                               2
          Plan Year                                        2
          Policy Year                                      2
          Notices                                          2
          Applicable Laws                                  2
          Gender and Number                                2

 2   Participation                                         2
          Participation                                    2
          Plan Not Contract of Employment                  3

3    Benefits                                              3
          Available Coverage                               3
          Automatic Increases in Policy Coverage           3
          Elected Increases and Decreases in Coverage      4
          Cost                                             4
          Cash Value                                       4
          Limitation on Benefits                           4

4    Split-Dollar and Collateral Assignment Agreements     4
          Introduction                                     4
          Insurance Policy                                 4
          Policy Ownership                                 5
          Payment of Premiums                              5
          Collateral Assignment Agreement                  7
          Limitations on Participant's Rights under Policy 7
          Collection and Payment of Death Benefit          8
          Termination of Split-Dollar Agreement            9
          Options on Termination of Split-Dollar Agreement10
          Change in Control                               11
                    AMERITECH KEY MANAGEMENT
                       LIFE INSURANCE PLAN

                        TABLE OF CONTENTS

SECTION                                                 PAGE


5    Plan Administration                                  13
          Plan Administrator; Administration              13
          Determination of Benefits                       13

6    Miscellaneous                                        13
          Amendment and Termination                       13
          Validity                                        14
          Administrative Amendments                       14

                    AMERITECH KEY MANAGEMENT
                       LIFE INSURANCE PLAN

   (As Amended and Restated Effective as of February 1, 1998)


                            SECTION 1

                             General

     1.1 History, Purpose and Effective Date. Effective July 1, 1990 (the "Effective Date"), Ameritech Corporation, a Delaware corporation (the "Company"), established the Ameritech Key Management Life Insurance Plan (the "Plan"), as a substitute for the Ameritech Senior Management Life Insurance Plan and for the regular death benefits provided under the Ameritech Group Life Insurance Plan for electing, eligible employees. The purpose of the Plan is to enable corporate resource managers of the Company and of any Subsidiary or Affiliate of the Company which adopts the Plan (an "Employer") to purchase whole life insurance coverage (a "Policy") from one or more insurance companies (the "Insurer") designated by the Company, pursuant to a collateral assignment, split-dollar arrangement with the Company. The term "Subsidiary" means any corporation of which the Company owns at least 50% of the combined voting power of all classes of stock entitled to vote. The term "Affiliate" means any corporation other than a Subsidiary which would be a member of a controlled group of corporations with the Company under section 1563(a) of the Internal Revenue Code of 1986, as amended. The following provisions constitute an amendment, restatement, and continuation of the Plan, effective as of February 1, 1998.

     1.2 Governing Documents. In the event of any inconsistency between the terms of the Plan as described herein and the terms of any Policy purchased by a Participant (defined in subsection 2.1), or any related Split-Dollar Agreement or Collateral Assignment Agreement (as described in Section 4) executed by a Participant, the terms of such policy or agreement shall be controlling as to that Participant, his assignee (if any), his successor-in-interest (if any) and his beneficiary or beneficiaries.

     1.3 Plan Administration. The authority to control and manage the day-to-day operation and administration of the Plan is vested in the Company's Senior Vice President-Human Resources (the "Plan Administrator") or such other officer of the Company as its Board of Directors shall designate; provided, however, that any action required or permitted to be taken by the Plan Administrator may be taken by the Compensation Committee of the Company's Board of Directors (the "Committee").

     1.4 Non-Alienation. Except to the extent provided under subsection 4.5 and under the terms of a Policy and the related Split-Dollar and Collateral Assignment Agreements, no Participant's benefits under the Plan may be voluntarily or involuntarily assigned or alienated.
     1.5 Source of Benefits. Any benefit payable to or on account of a Participant under this Plan shall be paid by the Insurer.

     1.6  Plan Year.  The "Plan Year" shall be July 1, 1990 to
December 31, 1990 and each calendar year thereafter.

     1.7 Policy Year. The "Policy Year" shall mean the 12-consecutive month period designated as such in a Policy. For Policies issued during the initial enrollment period coinciding with the Effective Date, the Policy Year shall be July 1, 1990 to June 30, 1991 and each subsequent 12-consecutive month period beginning on July 1.

     1.8 Notices. Any notice or document required to be given to or filed with the Plan Administrator shall be considered to be given or filed if delivered to the Administrator of the Plan or mailed by registered mail, postage prepaid to the Administrator, in care of the Company, at 30 South Wacker Drive, Chicago, Illinois 60606.

     1.9 Applicable Laws. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois, except to the extent preempted by Federal law.

     1.10 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

                            SECTION 2

                          Participation

     2.1 Participation. The following individuals shall be eligible to become Participants in the Plan:

       (a)  Any member of the Company's Management Committee;
            and

       (b) Any full time management employee on the active roll of the Company or any Employer (i) who has attained any of salary grades CR 1 through CR 9; (ii) who has attained any of Investment Management salary grades IM10 through IM12; or (iii) who is an attorney in any of salary grades IV through VI.

          Each eligible individual described in subparagraph (a) or (b) above shall become a Participant in the Plan as of the date on or after the Effective Date on which he purchases a Policy pursuant to the terms of this Plan and executes a related "Split-Dollar Agreement" and "Collateral Assignment Agreement" as set forth in
          Section 4 hereof. Notwithstanding the foregoing provisions of this subsection 2.1, an individual who would only qualify as a Participant because of a temporary assignment to a position described in subparagraph (a) or (b) above shall not be eligible to participate in this Plan, unless the Plan Administrator, in his sole discretion, determines that participation in this Plan should be extended to such individual as part of the benefit package offered to him during his temporary assignment. The term Participant shall also include individuals who would have been described in subparagraph (a) or (b) of this subsection 2.1 had they not retired from the Company between March 1, 1990 and the Effective Date. Any Participant who elects to participate in this Plan by purchasing a Policy shall be deemed by such election to have waived any rights such employee or his beneficiary may have had to benefits under the Ameritech Senior Management Life Insurance Plan and to regular death benefits under the Ameritech Group Life Insurance Plan.

     2.2  Plan Not Contract of Employment.   The Plan does not
constitute a contract of employment, and nothing in the Plan will give any employee or Participant the right to be retained in the employ of the Company or an Employer, nor the right to any incentive award, nor any right or claim to any benefit under the Plan, except to the extent specifically provided under the terms of the Plan.

                            SECTION 3

                            Benefits

     3.1  Available Coverage.   Subject to satisfying any
insurability requirements of the Insurer, each Participant may purchase a Policy providing whole life insurance coverage that will pay a death benefit equal to a multiple of, but not to exceed five times, the sum of the Participant's then applicable market rate and target bonus award, rounded to the next higher $1,000, prior to adjustment under the terms of the Split-Dollar Agreement and Collateral Assignment Agreement executed by such Participant in accordance with section 4.

     3.2 Automatic Increases in Policy Coverage. The total amount described in subsection 3.1 payable as a death benefit (based upon the Participant's market rate and target bonus award at the time he purchases the Policy) under a Policy shall be indexed at the rate of
 a) seven percent (7%) for each Policy Year (following the initial Policy Year) that begins while he remains employed by the Company or an Employer, and rounded to the next higher $1,000, for any Participant who has a Policy Effective Date of July 1, 1996 or earlier, and b) at a rate to be established from time to time by the Plan Administrator for each Policy Year (following the initial Policy Year) that begins while he remains employed by the Company or an Employer, and rounded to the next higher $1,000, for any Participant who has a Policy Effective Date of January 1, 1997 or later; provided, that i) the rate established by the Plan Administrator shall be no less than five percent (5%) and no greater than seven percent (7%), and ii) the rate established for any Policy purchased by the Plan Administrator with a Policy Effective Date of January 1, 1997 or later shall be subject to Committee approval.

     3.3 Elected Increases and Decreases in Coverage. In accordance with the terms of the Plan, and subject to satisfying any insurability requirements of the Insurer, the Participant, prior to his termination of employment with the Company and the Employers, may elect to increase or decrease the amount payable as a death benefit (within the limits set forth in subsection 3.1) in such form and at such time as the Company and the Insurer may require.

     3.4 Cost. The cost of providing the life insurance coverage under any Policy purchased by a Participant shall be shared between the Participant (or owner other than the Participant, if applicable) and the Company in accordance with the terms of such policy and the related Split-Dollar Agreement and Collateral Assignment Agreement executed by the Participant, as described in subsection 4.4.

     3.5 Cash Value. Each Policy purchased by a Participant shall be designed to have a cash value. In accordance with the specific terms of the Policy purchased by a Participant and subject to the related Split-Dollar Agreement and Collateral Assignment Agreement executed by that Participant, the Participant may be entitled to withdraw his interest in such cash value, surrender it for a lump sum cash payment or convert it to an annuity, with a corresponding reduction in the death benefit payable under the Policy.

     3.6 Limitation on Benefits. The amount of benefits payable to or on account of a Participant pursuant to this Plan shall not exceed the total amount of death proceeds and other benefits payable by the Insurer under any Policy purchased by the Participant, reduced by the amount of such death proceeds to which the Company is entitled pursuant to the Split-Dollar Agreement and Collateral Assignment Agreement executed by the Participant.


                            SECTION 4

        Split-Dollar and Collateral Assignment Agreements

     4.1 Introduction. The Split-Dollar Agreement and Collateral Assignment Agreement executed by the Participant in conjunction with his purchase of a Policy shall establish the rights of the Company to the proceeds of any such Policy acquired by the Participant. The terms of the particular Split-Dollar Agreement and Collateral Assignment Agreement executed by a Participant shall apply solely to that Participant.

     4.2 Insurance Policy. The Policy shall be purchased by the Participant. The Company shall take all reasonable steps necessary to enable the Insurer to issue the Policy, and to comply with any reasonable request to take any further action which may be necessary to cause the Policy to conform to the provisions of this Plan. The Participant's rights under any Policy purchased by such Participant shall be subject to the terms and conditions of the related Split-Dollar Agreement and Collateral Assignment Agreement executed by the Participant.

     4.3 Policy Ownership. Unless the Participant assigns the ownership of the Policy to another person in accordance with the terms thereof and of the related Split-Dollar and Collateral Assignment Agreements, the Participant shall be the sole and absolute owner of any Policy purchased by him, and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may otherwise be provided in the related Split-Dollar and Collateral Assignment Agreements executed by the Participant.

     4.4 Payment of Premiums. While the Split-Dollar Agreement remains in effect:

     (a) Except as otherwise provided in the Split-Dollar Agreement, the premium to be paid to the Insurer for the Policy in each Policy Year ("Total Policy Year Premium") shall be set forth in an exhibit ("Exhibit") attached to the Split-Dollar Agreement.

     (b) Except as otherwise provided in the Split-Dollar Agreement, on or before the date of such Split-Dollar Agreement as to the first Policy Year and on or before the first day of each next succeeding Policy Year, or within the grace period provided in the Policy, the Company shall pay to the Insurer the Total Policy Year Premium set forth in the Exhibit for that Policy Year. However, for purposes of determining the amount due the Company as a result of its payments toward the premiums on the Policy, in each Policy Year the Company shall be deemed to have paid only that portion of the premium (the "Company's Policy Year Net Premium Payment") for which it has not received payment from the Participant as the Participant's contribution to the premium as provided for in paragraph (c) next below.

     (c) Except as otherwise provided herein, as to each Plan Year, a certain amount of contribution to the premium shall be due from the Participant (the "Participant's Plan Year Contribution to Premium") for such Plan Year, provided, however, that if the ownership of the Policy has been assigned to another person pursuant to the terms of such Policy and of the related Split-Dollar and Collateral Assignment Agreements such assignee shall be responsible for meeting the premium obligations set forth herein instead of the Participant. This amount shall be based upon the annual cost of the current life insurance coverage provided to the Participant for such Plan Year and shall be equal to the "Economic Benefit" of such current life insurance coverage for Federal income tax purposes, as provided in Revenue Ruling 64-328 (or the corresponding applicable provisions of any future Revenue Ruling) or as otherwise provided for Federal income tax purposes. The Participant shall be required to pay the Participant's Plan Year Contribution to Premium to the Company for each such Plan Year, subject to any assignment of the Policy in accordance with the terms thereof and of the related Split-Dollar and Collateral Assignment Agreements. So long as the Participant's employment with the Company continues and unless the Company and the Participant agree otherwise, the Company shall deduct the Participant's Plan Year Contribution to Premium from the Participant's normal salary payments on a level basis during the Plan Year, except as to the first Plan Year, during which the Participant's Plan Year Contribution to Premium shall be deducted on a level basis beginning as of the date of enrollment, and except as to the last Plan Year, during which the Participant's Plan Year Contribution to Premium shall be deducted on a level basis ending as of the date of the termination of the Split-Dollar Agreement. Upon the termination of the Participant's employment with the Company or an Employer in any Plan Year and continuing until the termination of the Split-Dollar Agreement, the Participant shall be required to pay the balance of the Participant's Plan Year Contribution to Premium for such Plan Year (which has not theretofore been deducted from the Participant's salary) generally within ninety (90) days of such termination of the Participant's employment with the Company, and the Participant shall be required to pay the Participant's Plan Year Contribution to Premium for each succeeding Plan Year generally within ninety (90) days of the premium payment date for the Policy for each such Plan Year. In all events, the Participant shall pay the Participant's Plan Year Contribution to Premium prior to the end of each such Plan Year. For the Plan Year in which the Participant dies, the Participant's employment with the Company or an Employer is terminated, or the Split-Dollar Agreement is otherwise terminated, an appropriate adjustment shall be made to the Participant's Plan Year Contribution to Premium for such Plan Year to reflect such event.

     (d) If the Participant's employment with the Company or an Employer terminates before the Participant attains age sixty-five (65) but the Split-Dollar Agreement remains in effect (hereinafter referred to as "Early Retirement"), then in the Policy Year in which the Participant's employment with the Company or Employer terminates and in each Policy Year thereafter until the termination of the Split-Dollar Agreement, the Company shall pay to the Insurer (in lieu of the amount set forth in the Exhibit to the Agreement) only such amount, if any, as shall be necessary to ensure Adequate Policy Funding (as defined below), or shall receive from the Insurer, out of partial surrenders of Policy additions (or otherwise), any Policy cash values in excess of that level of Policy cash value necessary to ensure Adequate Policy Funding, but in no event shall the Company receive more than the then cumulative total amount of the Company's Policy Year Net Premium Payment amounts. "Adequate Policy Funding" shall mean that level of Policy cash value on termination of the Split-Dollar Agreement, assuming such termination occurs under paragraph 4.8(a)(v) hereof, which would be sufficient to fund the reduced level of death benefit provided hereunder in the event of such Participant's Early Retirement (the "Participant's Death Benefit Upon Termination", as hereinafter defined), after recovery of the Company's Cumulative Net Premium Payment at Termination (as defined in paragraph 4.9(a)), based on the original policy configuration assumptions and the fact of such Participant's Early Retirement. For purposes of this paragraph (d), the Company may rely conclusively upon, and shall be held harmless in relying upon, the determination of the Insurer as to any such further premium obligation or any recovery of such excess Policy cash values.

     4.5 Collateral Assignment Agreement. To secure the payment to the Company of the amount due it hereunder as a result of its payments toward the premiums on the Policy, the Participant shall contemporaneously with its purchase and the execution of the Split-Dollar Agreement assign the Policy in favor of the Company as collateral pursuant to a written agreement, which collateral assignment shall specifically provide that the sole right of the Company thereunder is to be paid the amount due it under the Split-Dollar Agreement as a result of its payments toward the premiums on the Policy. Such payment shall be made from the cash value of the Policy (as defined therein) if the Split-Dollar Agreement is terminated or if the Participant surrenders or cancels the Policy while the related Split-Dollar Agreement remains in effect, or from the death benefit provided under the Policy, if the Participant dies while the Policy and the related Split-Dollar Agreement remain in effect. Except as provided in paragraph 4.4(d), in no event shall the Company have any right to borrow against or withdraw amounts from the Policy, to surrender or cancel the Policy, or take any other action which would impair or defeat the rights of the Participant as the owner of the Policy. The collateral assignment of the Policy to the Company shall not be terminated, altered or amended by the Participant while the Split-Dollar Agreement is in effect. The Participant and the Company shall take all action necessary to cause such collateral assignment to conform to the provisions of the Split-Dollar Agreement.

     4.6 Limitations on Participant's Rights under Policy. Unless he has assigned the ownership of the Policy pursuant to the terms of such Policy and of the related Split-Dollar and Collateral Assignment Agreements, as the sole and absolute owner of the Policy the Participant may exercise all of the rights, options, privileges and other incidents of ownership granted to the owner thereof by the terms of the Policy (including, without limitation, the unlimited ability to borrow against or withdraw amounts from the cash value of the Policy and to surrender or cancel the Policy). Notwithstanding the foregoing, so long as the Split-Dollar Agreement remains in effect: (a) the Participant shall not take any action with respect to the Policy which would have a direct or indirect adverse effect on the Company's interests under the Split-Dollar Agreement in the Policy without the Company's prior written consent; and (b) except with respect to the Participant's right to change the beneficiaries of the Participant's Death Benefit, as defined in subparagraph (iii) of paragraph 4.7(b), and to assign the Participant's interests in the Policy and under the related Split-Dollar Agreement as may be provided therein, the Participant shall not take any other action with respect to the Policy (regardless of whether it would directly or indirectly adversely affect the Company's interests under the Split-Dollar Agreement in the Policy) without the Company's prior written consent. For purposes of this subsection 4.6, the Participant may borrow against or withdraw from the cash value of the Policy any amounts which may be required to be paid to the Company and which are due the Company under paragraph 4.4(c), so long as the amount of any such loan or withdrawal is chargeable solely against the Participant's Death Benefit and that portion of the cash value of the Policy which is in excess of the cash value of the Policy due the Company under the related Split-Dollar Agreement as a result of its payments toward the premiums on the Policy pursuant to the Collateral Assignment Agreement.

     4.7  Collection and Payment of Death Benefit.

     (a) Upon the death of the Participant while the Split-Dollar Agreement remains in effect, the Company and the Participant's beneficiary shall promptly take all action necessary to obtain the death benefit provided under the Policy and payable as a result of the maturity of the Policy (the "Death Benefit").

     (b)  The Death Benefit shall be paid as follows:

          (i)  The Company shall first be paid from the Death
          Benefit any unpaid amount of the Participant's Plan
          Year Contribution to Premium owed to it by the Participant under paragraph 4.4(c).

          (ii) The Company shall next be paid from the Death Benefit the total net amount of the payments made by it toward the premiums of the Policy. Such amount shall be the sum of the Company's Policy Year Net Premium Payment amounts under paragraph 4.4(b) (the "Company's Cumulative Net Premium Payment"), less any amounts received by the Company pursuant to paragraph 4.4(d).

          (iii) The Participant's beneficiary under a Policy shall next be paid, in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policy, from the Death Benefit an amount equal to the Participant's Death Benefit. For purposes of this subparagraph (iii), the "Participant's Death Benefit" shall be an amount equal to the least of
          (A) the maximum death benefit set forth in the Exhibit to the Agreement (the "Participant's Maximum Death Benefit") for the Policy Year in which the Participant shall have died, (B) the Participant's Death Benefit Upon Termination, or (C) that portion of the Death Benefit remaining after the payments provided for in subparagraphs (i) and (ii) of this subparagraph 4.7(b), and then reduced by any loan chargeable against the Participant's Death Benefit. For purposes of this subparagraph (iii), the "Participant's Death Benefit Upon Termination" shall be the amount set forth in the Exhibit for the Policy Year in which the Participant's employment with the Company terminates.

          (iv) The Company shall receive the balance, if any, of the Death Benefit remaining after the payments provided for in subparagraphs (i), (ii) and (iii) of this paragraph 4.7(b).

     (c) The beneficiary designation provision of the Policy shall conform to the provisions hereof.

     4.8  Termination of Split-Dollar Agreement.

     (a) The Split-Dollar Agreement shall terminate, without notice, on the first day of the month following the month during which the first of the following events occurs:

          (i) the Participant (or the assignee of his Policy) fails to make any premium payment required under paragraph 4.4(c) for any Plan Year by the end of such Plan Year or the Participant (or assignee) notifies the Company that the Participant (or assignee) intends to surrender or cancel the Policy;

          (ii) the Participant's employment with the Company or an Employer terminates before the date upon which the Participant becomes retirement eligible, as defined in paragraph (c) below;

          (iii) the Participant is demoted by the Company or an Employer to a position below that of a management employee described in subparagraphs 2.1(a) and (b), even if the demotion occurs on or after the date upon which the Participant becomes retirement eligible;

          (iv) the Participant establishes a relationship with a competitor of the Company or an Employer or engages in any activity which is in conflict with or adverse to the interests of the Company or an Employer, as determined by the Committee in its sole discretion, whether before or after the Participant's employment with the Company or an Employer has terminated and whether before, on or after the date upon which the Participant becomes retirement eligible; or

          (v)  the later of:

          (A) the date the Participant's employment with the Company or an Employer terminates on or after the date upon which the Participant becomes retirement eligible, or

          (B) the date immediately before the date fifteen (15) years after the policy date of the Policy (as defined therein) (ten (10) years in the case of a Senior Management Employee, as defined in the Plan on the Effective Date, with respect to a Policy purchased during the 60-day period following the Effective Date).

     For purposes of subparagraph (B) above, all years during which any Policy is in effect with respect to a Participant, whether or not consecutive, shall be aggregated.

     (b)  In addition, the Participant may terminate the Split-
          Dollar Agreement at any time by written notice to the Company.

     (c) For purposes of the Plan, the Participant shall be deemed to be "retirement eligible" as of the date upon which (i) the Participant's combined age plus years of service totals 75 or more, or (ii) the Participant is eligible to receive a minimum retirement benefit or disability pension allowance under the Ameritech Corporate Resource Supplemental Pension Plan or (iii) the Participant has been disabled for more than fifty-two (52) weeks and had at least six (6) months credited service, as long as the Participant continues to be disabled, in each case as defined in the Ameritech Corporate Resource Long Term Disability Plan or the Ameritech Long Term Disability Plan for Salaried Employees. Anything contained in this Plan to the contrary notwithstanding, the Participant's employment with the Company or an Employer shall be deemed to continue for as long as the Participant is eligible to receive sickness and accident disability benefits under the Ameritech Sickness and Accident Disability Benefit Plan. For purposes of this paragraph (c), each of the Company's plans identified above shall also include any successor plan.

     4.9  Options on Termination of Split-Dollar Agreement.

     (a) Upon termination of a Split-Dollar Agreement, the Company shall be entitled to receive from the cash value of the related Policy an amount equal to the sum of (i) the Company's Cumulative Net Premium Payment plus (ii) the amount owed to it by the Participant under paragraph 4.4(c), if any. Such amount is hereinafter referred to as the "Company's Cumulative Net Premium Payment at Termination".

     (b) For thirty (30) days after the date of the termination of the Split-Dollar Agreement, the Participant shall have the option of obtaining the release of the collateral assignment of the Policy to the Company
          . To obtain such release, the Participant shall pay to the Company an amount equal to the Company's Cumulative Net Premium Payment at Termination, and, notwithstanding any other provision hereof, the Participant shall specifically be allowed to borrow against or withdraw from the cash value of the Policy for this purpose. Upon receipt of such amount, the Company shall release the collateral assignment of the Policy by the execution and delivery of an appropriate instrument of release.

     (c) If the Participant fails to exercise such option within such thirty (30) day period, then, at the request of the Company, the Participant shall execute any document or documents required by the Insurer to transfer the interest of the Participant in the Policy to the Company. Alternatively, the Company may enforce its right to be paid an amount equal to the Company's Cumulative Net Premium Payment at Termination under the collateral assignment of the Policy. Thereafter, neither the Participant, nor the Participant's heirs, assigns or beneficiaries shall have any further interest in and to the Policy, either under the terms thereof or under this Plan. However, in no event shall the Participant be liable to the Company in the event the cash value of a Policy at the time of the termination of the related Split-Dollar Agreement is insufficient to pay the Company an amount equal to the Company's Cumulative Net Premium Payment at Termination.

     (d) Anything contained in this Plan to the contrary notwithstanding, if the Split-Dollar Agreement terminates (other than as a result of the death of the Participant) for any reason other than pursuant to subparagraph 4.8(a)(v) of this Plan, the Company shall also be entitled to recover, in addition to the Company's Cumulative Net Premium Payment at Termination, an amount sufficient to pay all federal, state and local income taxes, if any, imposed upon the Company as a result of such early termination and attributable to the Policy so that the Company will receive the Company's Cumulative Net Premium Payment at Termination on an after-tax basis. The amount, if any, payable to the Company pursuant to this paragraph 4.9(d) shall be determined by the Company's independent certified public accountant which is responsible for preparing the income tax returns for the Company for such Plan Year.

     4.10 Change in Control.   Notwithstanding any other
provisions of the Plan, if a Change in Control (as defined below) occurs, and if a Participant is retirement eligible, he shall receive the present value of the Company's portion of the life insurance premiums for the remainder of the minimum term of the Split Dollar agreement. Notwithstanding any other provisions of the Plan, if a Change in Control (as defined below) occurs, and if a Participant is non-retirement eligible, he shall receive the
present value of two years life insurance premiums.   For
purposes of the Plan, as applied to any Participant, the term "Change in Control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:

     (a) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than:

          (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; or

          (ii) the Participant or any person acting in concert with the Participant;

            is or becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph (a) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

     (b) a tender offer is made for the stock of the Company, and the person making the offer owns or has accepted for payment stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph (b) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

     (c) during any period of twelve consecutive months there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least 80% of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

     (d) the stockholders of the Company approve a merger or consolidation of the Company with, or a sale of all or substantially all of the Company's assets to, any other company other than:

          (i) a merger or consolidation which would result in the Company's voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 55% of the combined voting power of the Company's or such surviving entity's outstanding voting stock immediately after such merger or consolidation; or

          (ii) a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute at least a majority of the directors of the surviving entity immediately after such merger or consolidation.

     For purposes of paragraph (d) above, the phrase "surviving entity" shall mean only an entity in which all of the Company's stockholders who are stockholders immediately before the merger or consolidation (other than stockholders exercising dissenter rights) become stockholders by the terms of the merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall not include (A) any director of the Company who was designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or paragraph (d) above, or (B) any director who was not a director at the beginning of the twelve-consecutive-month period preceding the date of such merger or consolidation, unless his election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least 80% of the directors who were directors before the beginning of such period.


                            SECTION 5

                       Plan Administration

     5.1 Plan Administrator; Administration. The Senior Vice President-Human Resources of the Company or such other officer of the Company as its Board of Directors shall designate shall be the Plan Administrator under this Plan. Except as otherwise specifically provided herein, the Plan Administrator shall have discretionary authority to control and manage the operation and administration of this Plan. The Plan Administrator shall also have the power to establish, adopt, or revise such rules and regulations as the Plan Administrator may deem advisable for the administration of this Plan. The interpretation and construction of this Plan by the Plan Administrator (or the Committee with respect to subparagraph 4.8(a)(iv)) and any action taken thereunder, shall be binding and conclusive upon all persons.
The Plan Administrator shall not, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan, so long as such action or omission to act is made in good faith. The Plan Administrator shall be eligible to participate in this Plan but shall not vote or act upon any matter that relates solely to his interest in this Plan as a Participant.

     5.2 Determination of Benefits. Except as otherwise specifically provided herein, the Plan Administrator shall make all determinations concerning rights to benefits under this Plan. Any decision by the Plan Administrator denying a claim by a Participant or his beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the Participant or such beneficiary. Such decision shall set forth the specific reasons for the denial, written to the best of the Plan Administrator's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Plan Administrator shall afford a reasonable opportunity to the Participant or such beneficiary for a full and fair review of the decision denying such claim.


                            SECTION 6

                          Miscellaneous

     6.1 Amendment and Termination. This Plan may be amended or terminated by the Company or its successor, in its discretion, at any time and without the consent or approval of any other person.


     6.2 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

     6.3 Administrative Amendments. The Company's Senior Vice President - Human Resources, or such other officer of the Company as may from time to time be primarily responsible for human resources matters, may, with the concurrence of the Company's
Executive Vice President and General Counsel, make minor or administrative amendments to the Plan.